Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. declares quarterly dividend

of $0.21 per common share

OAKVILLE, ONTARIO, (May 9th, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has declared a dividend of $0.21 per common share payable to shareholders of record as of May 24th, 2012. The dividend is payable on June 8th, 2012.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The declaration and payment of all future dividends remain subject to the discretion of the Company’s Board of Directors.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso-flavoured shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 1st, 2012, Tim Hortons had 4,042 systemwide restaurants, including 3,315 in Canada, 721 in the United States and 6 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com